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                                                                   Exhibit 10(q)

                               FIRST AMENDMENT TO
                    EMPLOYMENT AND NON-COMPETITION AGREEMENT


         This First Amendment to Employment and Non-Competition Agreement (the "FIRST AMENDMENT"), made and entered into as of the 5th day of October 1998, is by and among (i) CRIIMI MAE Management, Inc., a Maryland corporation (the "COMPANY"), (ii) Cynthia O. Azzara (the "EXECUTIVE") and (iii) CRIIMI MAE Inc., a Maryland corporation and the parent of the Company (the "PARENT").


                                    RECITALS

         1. On July 1, 1998, the Company and the Executive entered into an Employment and Non-Competition Agreement (the "EMPLOYMENT AGREEMENT").

         2. On October 5, 1998, the Company and the Parent each filed a voluntary petition seeking relief under the provisions of chapter 11, title 11 of the United States Code ("CHAPTER 11").

         3. On February 23, 1999, the court, in the case captioned IN RE CRIIMI MAE INC., ET AL., Ch. 11 Case No. 9823115 (Jointly Administered) (the "BANKRUPTCY COURT"), entered an order, attached hereto as EXHIBIT A (the "ORDER"), approving, among other things, (i) the Company's assumption of the Employment Agreement and (ii) the implementation of an employee retention program with respect to certain key employees of the Company, including the Executive, all as amended by the Order, effective NUNC PRO TUNC to October 5, 1998, upon the execution of this First Amendment by the parties hereto (the "RETENTION PROGRAM").

         4. This First Amendment amends the Employment Agreement in accordance with the modifications set forth in the Order.

         5. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. AMENDATORY PROVISIONS. The Employment Agreement is hereby amended as follows:

         (a) Section 3.3 to the Employment Agreement is hereby deleted in its entirety and the following shall be substituted in lieu thereof:


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                  3.3 DISCRETIONARY BONUS. Bonuses awarded in the sole
         discretion of the Board in 1998 shall be capped at 20% of the Executive's 1998 base annual salary. No other discretionary bonuses shall be awarded so long as the Parent remains in Chapter 11 without
         (a) written approval of the Official Committee of Unsecured Creditors of the Parent and the Official Committee of Equity Security Holders of the Parent or (b) by order of the Bankruptcy Court.

         (b) Section 3.5 to the Employment Agreement is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

                  3.5      [INTENTIONALLY OMITTED]

         (c) The second and third sentences of Section 3.7 to the Employment Agreement are hereby deleted in their entirety.

         (d) Section 3.12 to the Employment Agreement is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

                  3.12 EXPENSE ALLOWANCE. The Company shall reimburse the Executive for all expenses for financial planning, tax return and financial statement preparation services incurred by the Executive subsequent to July 1, 1998 up to Two Thousand Five Hundred Dollars ($2500).

         (e) Section 3 to the Employment Agreement is hereby amended to add the following new subsection at the end thereof:

                  3.14     REORGANIZATION BONUS.

                  3.14.1 The Company shall pay the Executive a reorganization bonus equal to two (2) times the Executive's then current Base Salary (the "REORGANIZATION BONUS"), to be paid in four (4) equal semi-annual installments beginning April 5, 1999, so long as the Executive remains employed full-time with the Company; PROVIDED, HOWEVER, that if the Executive is terminated without Cause, or upon the effective date of a plan of reorganization of the Parent, the entire unpaid portion of the Reorganization Bonus shall become immediately due and payable;

                  3.14.2 Notwithstanding anything to the contrary contained herein, in the event that the Parent's Chapter 11 case is converted to a case under chapter 7, title 11 of the United States Code ("CHAPTER 7"), the Executive shall not be entitled to any additional Reorganization Bonus payments subsequent to such date; PROVIDED, HOWEVER, that this paragraph shall not impact the Executive's rights to receive severance payments as set forth in Section 6; and PROVIDED FURTHER, that, subject to Section 3.14.3, the Executive shall not be required to refund any Reorganization Bonus payments received by her prior to the date that the Parent's Chapter 11 case is converted to a case under Chapter 7; and

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                  3.14.3 Notwithstanding anything to the contrary contained
         herein, the Company is specifically authorized to make semi-annual Reorganization Bonus payments beginning on April 5, 1999, as set forth in Section 3.14.1, without further order of the Bankruptcy Court; PROVIDED, HOWEVER, that the Company shall not pay the fourth and final installment of the Reorganization Bonus or any accelerated portion of the Reorganization Bonus, as the case may be, without first (x) applying to the Bankruptcy Court for final allowance of the Reorganization Bonus and (y) obtaining Bankruptcy Court approval.

         (f) Section 6.3.1 to the Employment Agreement is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

                  6.3.1 If the Executive's employment is terminated by the Company without Cause, the Executive shall be entitled to receive (x) severance compensation equal to what would have been her Base Salary under Section 3.1 for twenty-four (24) months from the date of such termination, payable at such times as her Base Salary would have been paid if her employment had not been terminated and a pro rata portion of the bonus applicable to the calendar year in which such termination occurs; (y) other benefits pursuant to Sections 3.9, 3.10, 3.12, 3.13 and 3.14, payable within ninety (90) days after the date of such termination accrued by her hereunder up to and including the date of such termination; PROVIDED, HOWEVER, that the payment of benefits pursuant to Section 3.14 shall require Bankruptcy Court approval and
         (z) benefits, if any, provided by any insurance policies in accordance with their terms. The vesting schedules for the rights to purchase Option Shares set forth in the Option Agreement shall not be affected by any such termination of employment without Cause.

         (g) Section 6.3 to the Employment Agreement is hereby amended to add the following new subsection at the end thereof:

                  6.3.3 In the event that the Executive is terminated by the Company without Cause and a Reorganization Bonus payment is owed to the Executive pursuant to Section 3.14 and/or this Section 6.3, the Company shall immediately file a motion with the Bankruptcy Court to receive approval of the payment of such Reorganization Bonus payment to the Executive or, at the option of the Executive, such motion may be filed with the Bankruptcy Court directly by the Executive. The Company shall reimburse the Executive for any and all amounts incurred by the Executive in filing a motion to receive Reorganization Bonus payments with the Bankruptcy Court, including filing fees, reasonable attorneys' fees and all other fees incidental thereto.

         (h) The second sentence of Section 6.4.7 to the Employment Agreement is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

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                  "In the event of a termination  following a `change in
                  control,' the Executive shall be entitled to the payment set forth in Section 6.3.1."

         (i) The third and fourth sentences of Section 6.4.7 to the Employment Agreement are hereby deleted in their entirety.

         (j) The fifth sentence of Section 6.4.7 to the Employment Agreement is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

                  "In addition, all Options shall become immediately exercisable notwithstanding any vesting schedule that would otherwise apply."

         (k) Section 7 to the Employment Agreement is hereby amended to add the following new subsections at the end thereof:

                  7.5 NON-COMPETITION AGREEMENT. The Executive acknowledges the Company's and the Parent's reliance on, and expectation of, her continued commitment to the performance of her duties during the term of the Retention Program. In light of such reliance and expectation on the part of the Company and the Parent, during the applicable period hereafter specified in Section 7.6, the Executive covenants and agrees that:

                  7.5.1 The Executive shall not be employed or engaged by, or otherwise affiliated or associated as an employee, consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association, or other business entity directly or indirectly engaged in a business that (x) competes with the businesses in which the Company, the Parent and/or CRIIMI MAE Services L.P. (collectively, the "AFFILIATE ENTITIES") are engaged during the term of the Retention Program or were engaged during the two-year period prior to October 5, 1998; or (y) are of a type which are the same or similar business activities in which any of the Affiliate Entities are engaged during the term of the Retention Program or were engaged during the two-year period prior to October 5, 1998.

                  7.5.2 The following shall not be deemed a violation of the covenant set forth in Section 7.5.1: (x) the beneficial and/or record ownership of not more than two and one-half percent (2.5%) of any class of publicly traded securities of any such entity, or (y) engaging in business activities unrelated to the Affiliate Entities or their respective businesses which are a part of, or are reasonably related to, the other existing business activities of the Executive provided that such existing business activities of the Executive do not or would not result in a breach of this Agreement.

                  7.6 The covenant set forth in Section 7.5 shall be binding until the first to occur of the following: (i) the consummation of a plan of reorganization for the Parent; (ii) the termination with or without cause of the Executive's employment

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         by the Company or a successor in interest; (iii) the termination, expiration or acceleration of the Reorganization Bonus as provided in
         Section 3.14; or (iv) October 5, 2000.

                  7.7 The Executive agrees and understands that the remedy at law for any breach by her of the covenants set forth in Section 7.5 will be inadequate and that the damages that may arise from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that the Affiliate Entities shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this
         Section 7 shall be deemed to limit the remedies at law or in equity which may be pursued or availed of by the Affiliate Entities for any breach by the Executive of the covenant set forth in Section 7.5.

                  7.8 The Executive has considered the nature and extent of the restrictions upon the Executive and the rights and remedies conferred upon the Affiliate Entities in Section 7.5 and has determined that the same (i) are reasonable with respect to time and scope; (ii) are designed to eliminate competition which otherwise would be unfair to the Affiliate Entities; (iii) do not stifle the inherent skill and experience of the Executive; (iv) would not operate as a bar to the sole means of support of the Executive; (v) are required to protect the legitimate interests of the Company, the Parent and the other Affiliate Entities; and (vi) do not confer a benefit upon the Affiliate Entities disproportionate to the detriment to the Executive.


         (l) Section 8.12 to the Employment Agreement is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

                  8.12 INDEMNIFICATION. The Parent shall (x) pay as an administrative expense all indemnification to the extent provided for in the Bylaws of the Parent and/or the Company up to and including amounts totaling a maximum of $250,000 for the Executive and all other covered persons, constituting the aggregate deductible under applicable Officer and Director insurance policies, (y) apply any available portion of proceeds of applicable Officer and Director insurance policies, up to $20 million in the aggregate for all covered persons, to indemnification of the Executive; and (z) pay as an administrative expense all uninsured indemnification arising from the post-petition actions of the Executive for which they are otherwise entitled to indemnification under the Bylaws of the Parent and/or the Company.


         2. EXISTING AGREEMENT. Except as expressly amended hereby, all of the terms, covenants and conditions of the Employment Agreement (i) are ratified and confirmed; (ii) shall remain unamended and not waived; and (iii) shall continue in full force and effect.

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         3. GOVERNING LAW. This First Amendment shall be governed by the internal laws of the State of Maryland without giving effect to the principles of conflict of laws thereof.

         4. COUNTERPARTS. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

         5. ENFORCEABILITY. If any provision of this First Amendment shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire First Amendment or the Employment Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this First Amendment and the Employment Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

         6. CONFLICTS. The Order shall govern in all matters of conflict between any of the provisions of the Order and this First Amendment.

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                  IN WITNESS WHEREOF, the Company has caused this First
Amendment to be executed by its duly authorized officer and the Executive has executed this First Amendment as of the date and year first above written.


                                      CRIIMI MAE MANAGEMENT, INC.,
                                      a Maryland corporation




                                       By:  /s/ H. WILLIAM WILLOUGHBY
                                            --------------------------
                                            H. William Willoughby
                                            President




                                            /s/ CYNTHIA O. AZZARA
                                            ---------------------
                                            Cynthia O. Azzara



         In consideration of the services that the Executive is to perform on behalf of the Company, the Parent agrees that it will fulfill its obligations set forth expressly herein.


         IN WITNESS WHEREOF, CRIIMI MAE Inc. has executed this First Amendment as of the date and year first above written.

                                      CRIIMI MAE INC.




                                      By:  /s/ WILLIAM B. DOCKSER
                                           ----------------------
                                           William B. Dockser
                                           Chairman of the Board

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